Exhibit 10.17

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

between

INTELLON CORPORATION

and

RICK E. FURTNEY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), executed as of September 27, 2007, between Rick E. Furtney (“Executive”), having an address of [                                                                                                  ] and Intellon Corporation, a Delaware corporation (the “Company”), having its principal office at 5100 W. Silver Springs Boulevard, Ocala, Florida 34482.

WHEREAS, the Company desires to continue the services of Executive as its President and Chief Operating Officer on terms set forth in this Agreement;

WHEREAS, Executive is willing to accept such employment by the Company upon the terms and conditions as hereinafter set forth; and

WHEREAS, the Company and Executive have previously entered into an Employment Agreement dated July 13, 2006 (the “Prior Agreement”) and wish to amend and restated the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, Executive and the Company hereby agree to amend and restate the Prior Agreement as follows:

ARTICLE I

Employment and Term

Section 1.01 Position; Responsibilities.

(a) The Company hereby employs Executive as its President and Chief Operating Officer upon the terms and conditions hereinafter set forth.

(b) Executive shall at all times hold the position of President and Chief Operating Officer, with the duties, responsibilities and authorities customarily associated with such positions. Such duties generally shall include management and supervision of sales, business development (excluding strategic business development), marketing, engineering, research and production/operations functions, subject to policies adopted by the Chairman and Chief Executive Officer of the Company (the “CEO”) and the Board of Directors of the Company (the “Board”); provided, that based upon the mutual agreement of the Chairman and Chief Executive Officer of the Company and the Executive, management of the Company’s strategic business development activities may be transferred to Executive in the future. Executive shall perform such other additional duties and services of a senior executive nature, consistent with his position, as may be reasonably requested of him from time to time by the CEO and the Board. Executive shall report directly and solely to the CEO.

Section 1.02 Performance of Duties/Other Commitments and Activities.

(a) Executive shall at all times endeavor to perform duly and faithfully all of his duties hereunder to the best of his abilities.

(b) Executive shall, subject to the direction and supervision of the CEO and the Board, devote his full business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of his duties and responsibilities hereunder; provided, however, that nothing herein shall be construed as preventing Executive from engaging in any of the activities described in clauses (i), (ii) and/or (iii) below so long as such activities do not violate any other agreements between Executive and the Company.

(i) investing his assets in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or the other entities in which such investments are made;

(ii) serving on the board of directors of any company; provided that he obtains the prior approval of the CEO and a majority of the Board and shall not be required to render any material services with respect to the operations or affairs of any such company; or

(iii) engaging in religious, charitable, educational or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

(c) Executive’s base of operations under this Agreement shall be in the Indian Harbour Beach, Florida area, although Executive agrees he shall work at the Company’s facilities at Ocala, Florida and other Company office locations on a sufficiently regular basis that he can provide adequate management of the responsibilities set forth in Section 1.01. Executive acknowledges that from time to time he shall be required to travel globally for business purposes. Unless otherwise agreed by Executive and Company, Executive shall be required to maintain an office in his personal residence in the Indian Harbour Beach, Florida area for the conduct of his services to the Company.

Section 1.03 Term. Executive’s term of employment under this Agreement (the “Term”, including any extensions thereto pursuant to this Section l.03) shall commence on August 9, 2006 (the “Commencement Date”) and shall expire on the fourth anniversary of the Commencement Date (the “Initial Term”), provided that upon the expiration of the Initial Term and each subsequent anniversary thereof, the term of Executive’s employment under and pursuant to the terms of this Agreement, shall be extended automatically for an additional period of one year unless either Executive or the Company shall provide written notice to the other that such automatic extension not occur (a “Non-Renewal Notice”) not less than sixty (60) days prior to the expiration of the Initial Term or the relevant anniversary thereof.

Section 1.04 Representation and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for Cause or Good Reason (as such terms are defined in Section 3.01).

Section 1.05 Representation and Warranty of Company. The Company hereby represents and warrants to Executive that (a) it is not aware of any fact, circumstance or event which would give rise to any breach of any term or provision of this Agreement, or which would form the basis for any claim or allegation that Executive’s employment hereunder could be terminated for Cause or Good Reason hereunder, and (b) it has received all authorizations and has taken all actions necessary or appropriate for the due execution, delivery and performance of this Agreement.

ARTICLE II

Compensation

Section 2.01 General. The Company shall compensate Executive for all of his services under this Agreement, as set forth herein.

Section 2.02 Basic Compensation; Signing Bonus.

(a) Executive’s initial salary (“Base Salary”) when annualized shall be at the rate of Two Hundred Fifty Thousand ($250,000) Dollars as of the Commencement Date and shall be payable in bi-weekly or other installments in accordance with the Company’s normal payment schedule for senior management (but not less frequently than monthly). The Base Salary shall be subject to review commencing at the end of February, 2007 and each subsequent anniversary thereof during the Term, and may be increased (but not decreased) by the Board in its sole discretion for subsequent years.

(b) Executive shall receive a signing bonus (the “Signing Bonus”) equal to Two Hundred Thousand ($200,000) Dollars to be paid no later than the payroll in which the Company is required to withhold federal income taxes as a result of Executive’s making a timely, effective Section 83 (b) election pursuant to regulations adopted under the Internal Revenue Code of 1986, as amended (a “Section 83(b) Election”), with respect to the Initial Grant and the Initial Special Grant (both as defined below); provided, that payment of the Signing Bonus is conditioned on Executive’s making a timely, effective Section 83(b) Election with respect to the Initial Grant and the Initial Special Grant; and provided further, that Executive does hereby agree that the gross amount of the Signing Bonus, including all amounts withheld pursuant to Section 2.08 of this Agreement, shall be immediately repaid and returned to the Company by Executive in the event that, within the twelve (12) months immediately following the Commencement Date (i) Executive terminates his employment with the Company for other than Good Reason (as hereinafter defined), or (ii) Executive’s employment with the Company is terminated for Cause (as hereinafter defined), other than for death or permanent disability such that he is unable to perform the essential functions of his position(s), with or without reasonable accommodation.

Section 2.03 Incentive Compensation. Executive shall be eligible to participate in an annual incentive compensation program for senior management of the Company (“Incentive Compensation Program”). Executive and the Company agree that Executive’s performance goals pursuant to the Incentive Compensation Program shall consist of the Company’s annual performance goals and other specific performance goals for Executive, as determined by the Board or its Compensation Committee in its discretion. To the extent Executive meets such performance goals, he shall be eligible to receive an annual incentive compensation payment (the “Incentive Payment”). The maximum Incentive Payment for meeting all such goals shall be fifty percent (50%) of the Base Salary, or such higher percentage of Base Salary as deemed appropriate by the Board or its Compensation Committee; provided, that the Incentive Payment for the 2006 calendar year shall be prorated for the number of days between the Commencement Date and December 31, 2006 with payment of fifty percent (50%) of the prorated 2006 Incentive Payment being guaranteed to Executive and payment of fifty percent (50%) of the prorated 2006 Incentive Payment being based on achievement of the 2006 Company Goals under the Incentive Compensation Program goals by the Company; and provided further, that an additional “stretch revenue” bonus shall be paid to Executive equal to (i) five percent (5%) of prorated Base Salary if Company total revenues for 2006 exceed $38.5 Million, or (ii) ten percent (10%) of prorated Base Salary if Company total revenues for 2006 exceed $40.0 Million. Such amounts, if earned, shall be paid pursuant to the Incentive Compensation Program.

Section 2.04 Equity Incentive Programs.

(a) The Company agrees that the Company shall grant to Executive: (i) 1,841,302 shares of restricted common stock of the Company, $.001 par value (the “Common Stock”), representing two percent (2%) of the sum of (x) the shares of fully diluted common stock of the Company as of the Commencement Date, plus (y) the aggregate number of shares available for issuance under the Company’s 2000 Amended and Restated Employee Incentive Plan (the “Equity Incentive Plan”) and Director Stock Option Plan as of such date (the “Initial Grant”); and (ii) shares of restricted common stock equal to two percent (2%) of any increase in the number of fully-diluted shares of Common Stock occurring as a result of up to a maximum of Fifteen Million ($15,000,000) Dollars of financing during the nine (9) months immediately following the Commencement Date pursuant to the private placement of the Company’s securities other than any such financing issued primarily to fund an acquisition (each, a “Subsequent Grant”, with the Initial Grant and any Subsequent Grants being collectively referred to as the “Equity Incentive”). No Subsequent Grant shall be due with respect to any increase in fully-diluted shares resulting from preferred stock dividends, the issuance of warrants (other than warrants issued in connection with the financing referred to in clause (ii) above) or the issuance of or reservation of shares for stock options or restricted stock pursuant to the Company’s stock, option or other form of employee, director and/or consultant incentive plans. The Initial Grant shall be made and become effective on or before the Commencement Date. Each Subsequent Grant shall be made and become effective within 45 days after the event giving rise to the Company’s obligation to issue the additional shares of restricted Common Stock to Executive. The terms of the Equity Incentive shall be as set forth in Exhibit A to this Agreement and, except as otherwise provided in this Agreement, shall be subject to the terms and conditions of the Company’s applicable incentive plan as identified above and related grant agreement(s).

(b) The Company agrees that the Company shall grant to Executive: (i) 460,326 shares of restricted Common Stock, representing one-half percent (.5%) of the sum of (x) the shares of fully diluted common stock of the Company as of the Commencement Date, plus (y) the aggregate number of shares available for issuance under the Equity Incentive Plan and Director Stock Option Plan as of such date (the “Initial Special Grant”); and (ii) shares of restricted common stock equal to one-half percent (.5%) of any increase in the number of fully-diluted shares of Common Stock occurring as a result of up to a maximum of Fifteen Million ($15,000,000) Dollars of financing during the nine (9) months immediately following the Commencement Date pursuant to the private placement of the Company’s securities other than any such financing issued primarily to fund an acquisition (each, a “Subsequent Special Grant”, with the Initial Special Grant and any Subsequent Special Grants being collectively referred to as the “Special Incentive”). No Subsequent Special Grant shall be due with respect to any increase in fully-diluted shares resulting from preferred stock dividends or the issuance of stock options or restricted stock pursuant to the Company’s stock, option or other form of employee, director and/or consultant incentive plans. The Initial Special Grant shall be made and become effective on or before the Commencement Date. Each Subsequent Special Grant shall be made and become effective within 45 days after the event giving rise to the Company’s obligation to issue the additional shares of restricted Common Stock to Executive. The terms of the Special Incentive shall be as set forth in Exhibit A to this Agreement and, except as otherwise provided in this Agreement, shall be subject to the terms and conditions of the Company’s applicable incentive plan as identified above and related grant agreement(s).

(c) As a condition precedent to the grant of the Equity Incentive and the Special Incentive by the Company, Executive shall execute and deliver to the Company a joinder agreement to the Amended and Restated Stockholders’ Agreement, dated March 15, 2005, currently in effect between the Company and its principal stockholders.

(d) If the Company establishes a program or practice for annual or other periodic grants of equity incentive awards, Executive shall be entitled to participate in such grants on a basis consistent with his position as set forth in Section 1.01(b) herein.

Section 2.05 Special Payment.

(a) The Company shall pay to Executive (or his estate, heirs or personal representative) an amount (the “Special Payment”) only in the following circumstances:

(i) A Change in Control of the Company occurs during the Term;

(ii) An agreement providing for a Change in Control is entered into by the Company during the Term, the Change in Control is consummated after the Term ends, and where the Term:

(1) ends due to Executive’s termination, and the termination is without Cause or with Good Reason; or

(2) did not end due to Executive’s termination, Executive is then employed as the Company’s President and Chief Operating Officer or its Chief Executive Officer, Executive is not then subject to any other written employment agreement with the Company; and Executive has not entered into any written agreement with the Company waiving his right to the Special Payment; or

(3) ends due to death or permanent disability such that Executive is unable to perform the essential functions of his position(s), with or without reasonable accommodation; or

(iii) An agreement providing for a Change in Control is entered into by the Company within the six-month period commencing upon the expiration of the Term, provided that the Term did not expire due to Executive’s termination with Cause (other than termination due to death or permanent disability such that he is unable to perform the essential functions of his position(s), with or without reasonable accommodation) or without Good Reason.

(b) The Special Payment shall equal One percent (1%) of the lesser of (i) the Net Transaction Consideration paid or issued in the Change of Control, or (ii) the aggregate of all amounts that the Certificate of Incorporation of the Company, as then amended, provides shall be payable to the holders of all classes and series of the Company’s preferred stock (the “Preferred Stock Holders”) upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or not (the “Alternative Liquidation Amount”), on the assumption that it occurred immediately prior to consummation of the Change in Control, regardless of whether any such liquidation payments are actually paid in connection with such Change in Control; provided, that the Special Payment shall be reduced by the amount of any severance payments due to Executive pursuant to Section 3.02 as a result of such Change of Control; and provided further, that the Special Payment shall be paid to Executive in the same form (e.g., cash, securities, a combination of cash and securities, other property, etc.) as the applicable Net Transaction Consideration or Alternative Liquidation Amount and at substantially the same time that such applicable Net Transaction Consideration or Alternative Liquidation Amount is paid to such holders. For the purposes of this Agreement, Net Transaction Consideration shall mean the aggregate consideration received by the Company and/or its stockholders as a result of a Change of Control, less all Company transaction costs associated with such Change of Control, including but not limited to any debt, liabilities, and/or lease costs. For purposes of determining the Net Transaction Consideration, marketable securities issued to the Company and/or its stockholders as consideration shall be valued at the closing price (or, if such securities are quoted on a bid-asked basis, at the average of the last bid and asked prices) at the end of regular trading on the last trading day prior to the effective time of the Change in Control, or if there does not then exist a current market for such securities they shall be valued in good faith by the Board. The Company shall use its best efforts to require the delivery of such payment to Executive to be a condition precedent to the consummation of such Change in Control.

(c) Notwithstanding anything to the contrary contained herein, the Company’s obligation to make the Special Payment described in this Section 2.05(a) and (b) shall terminate upon the closing of an Initial Public Offering by the Company.

(d) For purposes of this Agreement:

“Change in Control” shall mean the occurrence of any one of the following events:

(i)	any (A) consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or which contemplates that all or substantially all of the business and/or assets of the Company shall be controlled by another corporation (which is not directly or indirectly owned by holders of at least 50% of the combined voting power of the Company’s securities outstanding immediately prior to such consolidation or merger) or (B) a recapitalization (including an exchange of Company equity securities by the holders thereof), in either case, in which any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities having the right to vote in the election of directors;

(ii)	any sale, lease, exchange or transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries;

(iii)	approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, unless such plan or proposal is abandoned within 60 days following such approval; or

(iv)	any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities having the right to vote in the election of directors.

“Initial Public Offering” shall mean an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s Common Stock for the account of the Company to the public through a nationally recognized underwriter, immediately following which such shares of Common Stock are to be listed for trading on the New York Stock Exchange, for quotation on the Nasdaq Global Market or such other internationally recognized stock exchange that is approved by the Company’s Board of Directors.

Section 2.06 Other Benefits.

(a) During the Term, Executive shall be entitled to participate in all employee benefit plans, including retirement programs, if any, group health care plans, and all fringe benefit plans, of the Company. Such plans shall at all times be comparable to those made available to the senior-most management of the Company, and such participation shall include coverage of Executive’s dependents to the extent and at the cost that such coverage is available to the senior-most management of the Company. In addition, the Company shall provide Executive with the following benefits during the Term:

(i) Reimbursement for travel between Executive’s base of operations in Indian Harbour Beach, Florida and the Company’s offices in Ocala, Florida, California, Canada and other locations (including overnight accommodations as reasonably deemed necessary by Executive, with the Company making the determination in its sole discretion as to whether to obtain an apartment for Executive in the Ocala, Florida area);

(ii) Company paid cell phone, home office fax machine and broadband connection expenses (without any requirement to maintain records of specific use); and

(iii) Reimbursement for other reasonable out-of-pocket home office expenses approved by the CEO.

(b) During the Term, Executive shall be entitled to ten (10) days of paid vacation during 2006 and twenty (20) days of paid vacation in each calendar year after 2006. With respect to all unused vacation time, unless otherwise approved by the Board or its Compensation Committee, Executive may carry over only eight (8) days of unused vacation time from 2006 to 2007 and only fifteen (15) days of unused vacation time from 2007 and each subsequent calendar year to the immediately following calendar year, and any accrued but unused vacation time in excess of such permitted carryover amounts shall be forfeited. Executive shall also be entitled to such paid holidays and paid sick leave as shall be authorized by the Company for its senior-most officers pursuant to its written policies, as determined from time to time.

Section 2.07 Expense Reimbursements. The Company shall reimburse Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures of the Company as in effect from time to time.

Section 2.08 Withholding. The Base Salary, the Signing Bonus, any Incentive Payment, any Special Payment, and all other payments and compensation, including the Equity Incentive and the Special Incentive, to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.

ARTICLE III

Termination of Employment

Section 3.01 Termination.

(a) Executive’s employment hereunder shall be terminable by either party with or without Cause or Good Reason and with or without notice except as otherwise provided herein, but with the effect set forth herein.

(b) Executive shall give the Company at least thirty (30) days’ advance written notice prior to any termination by Executive other than for Good Reason. The Company shall give Executive at least thirty (30) days’ advance written notice prior to any termination of Executive by the Company without Cause.

(c) Executive shall have the right to resign and terminate his employment hereunder for Good Reason (which shall also be deemed a termination by the Company other than for Cause). Notwithstanding the foregoing, termination by Executive for Good Reason shall not be effective until and unless Executive has delivered to the Company a Preliminary Notice of Good Reason and the Company has failed to remedy the same within the cure period provided below. For purposes of this Agreement, “Good Reason” means (i) the failure to elect and continue Executive in his position as set forth in Section 1.01(b) herein; (ii) the failure to assign Executive duties, authorities, responsibilities and reporting requirements consistent with his position as set forth in Section 1.01(b) herein, or if the scope of any of Executive’s material duties, authorities or responsibilities set forth in Section 1.01(b) herein is reduced to a material degree without Executive’s prior consent, except for any reduction in duties, authorities or responsibilities due to (x) Executive’s illness or disability; or (y) the temporary suspensions of Executive’s duties, authorities or responsibilities pending results of any Board commissioned investigation as to potential Cause for termination of Executive’s employment if a Cause Termination Notice shall theretofore have been given to Executive; (iii) a material reduction in Executive’s compensation from that required to be provided in accordance with the provisions of this Agreement; (iv) a requirement by the Company or the Board, without Executive’s prior consent, that Executive be based outside of the Indian Harbour Beach, Florida area, other than to work at the Company’s facilities at Ocala, Florida or Orlando, Florida, and to work on an occasional basis at the Company’s facilities in California, Toronto, Canada, and other Company office locations, such that he can provide adequate management of the responsibilities set forth in Section 1.01 and other than travel temporarily and reasonably required to carry out Executive’s obligations under this Agreement, including but not limited to travel to customer locations; (v) the failure of the Company to indemnify Executive (pursuant to the terms of the Indemnification Agreement between the Executive and the Company), or to maintain directors’ and officers’ liability insurance coverage for Executive, in accordance with the provisions of Section 5.11 hereof; or (vi) the Company’s material breach of Sections 2.02, 2.03, 2.04, 2.05, 2.06, or 2.07 herein; provided, that (A) “Good Reason” shall not include acts which are cured by the Company within thirty (30) days from receipt by the Company of a written notice from Executive (a “Preliminary Notice of Good Reason”) identifying in reasonable detail the act or acts constituting Good Reason, (B) Good Reason shall not exist unless the Preliminary Notice of Good Reason shall have been given by Executive to the Company within ninety (90) days after Executive learned of the act, failure or event (or, in the case of a series of related acts, failures or events, within one hundred twenty (120) days of the first such act, failure or event) which Executive alleges constitutes Good Reason hereunder, (C) if the Company has failed to cure as provided above, Good Reason shall not exist unless Executive shall have given notice of termination hereunder for Good Reason within sixty (60) days from delivery of the Preliminary Notice of Good Reason (which termination shall be effective thirty (30) days from the giving of such notice), and (D) if the Company has commenced an expedited arbitration in the manner prescribed below within thirty (30) days after receipt of Executive’s notice of termination called for under the immediately preceding clause (C), such termination shall not be effective as a termination of employment and shall not be deemed a termination by Executive for “Good Reason” unless and until the Arbitrator shall have determined otherwise. If the Company has timely commenced such an arbitration proceeding, in the manner prescribed below, no payment shall be due Executive under Section 3.02 hereof until the conclusion of the arbitration proceeding or further proceeding contemplated by Section 5.04 hereof and only if an award is rendered by the Arbitrator in favor of Executive. Notwithstanding the foregoing, if the Company fails to file a demand for arbitration with the American Arbitration Association (“AAA”), pay the requisite fees according to Section 5.04(b) herein and within thirty (30) days after receipt of notice of termination from Executive, and, pursuant to the National Rules for the Resolution of Employment Disputes (the “National Rules”), diligently pursue such proceeding in accordance with the procedures set forth in Section 5.04 herein, Executive’s termination of employment from the Company shall be conclusively presumed to have been for Good Reason.

(d) The Company shall have the right to terminate Executive’s employment hereunder for Cause. For purposes hereof, “Cause” shall be defined as Executive’s having: (i) been convicted of or entered a plea of nolo contendere with respect to a criminal offense constituting a felony; (ii) committed one or more acts or omissions constituting fraud, embezzlement or willful breach of a fiduciary duty to the Company; (iii) committed one or more acts constituting gross negligence or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of the Company; (iv) habitually abused alcohol or any controlled substance or reported to work under the influence of alcohol or any controlled substance (other than a controlled substance which Employee is properly taking under a current prescription), (v) engaged in unlawful harassment of employees or customers of the Company; (vi) exposed the Company to criminal liability substantially and knowingly caused by Employee which results in a material adverse effect on the business, financial condition or results of operations of the Company; (vii) failed, after written warning from the Board specifying in reasonable detail the breach(es) complained of, to substantially perform his duties under this Agreement, including the terms of Exhibit B hereto (excluding, however, any failure to meet any performance targets or to raise capital); or (viii) Executive shall have died or become permanently disabled such that he is unable to perform the essential functions of his position(s), with or without reasonable accommodation. For purposes of the foregoing, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act that is expressly authorized by the Board pursuant to a resolution duly adopted by the Board, or pursuant to the written advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

Notwithstanding the foregoing and excepting any Cause termination for death or disability, termination by the Company for Cause shall not be effective until and unless each of the following provisions shall have been complied with: (v) notice of intention to terminate for Cause (a “Preliminary Cause Notice”), the giving of which shall have been authorized by a vote of a majority of the members of the Board then in office, which shall include a written statement of the particular acts or circumstances which are the basis for the termination for Cause and shall set forth a reasonable period (not less than thirty (30) days) to cure (the “Cure Period”), shall have been given to Executive by the Board within ninety (90) days after the Company first learns of the act, failure or event constituting Cause which Preliminary Cause Notice may, at the direction of the Board, suspend Executive with pay during the Cure Period and the pendency of any arbitration proceedings provided for by this Agreement, in which event Executive shall not conduct Company business or contact Company customers during the period of such suspension, and (w) Executive shall not have cured the acts or circumstances complained of within the Cure Period; and (x) the Board shall have called an in person meeting of the Board, at which termination of Executive is an agenda item, and shall have provided Executive with not less than twenty (20) days’ notice thereof, and (y) Executive shall have been afforded the opportunity, accompanied by counsel, to provide written materials to the members of the Board in advance of such meeting and, if he so desires, to personally address the members of the Board at such meeting, and (z) the Board shall have provided within three (3) business days after such meeting, a written notice of termination for cause, stating that, based upon the evidence it has received and reviewed, and specifying in reasonable detail the acts and circumstances complained of, it has voted by a vote of at least a majority of all of the members of the Board then in office to terminate Executive for Cause (such a notice, a “Cause Termination Notice”), which such notice shall be effective on the sixteenth day after receipt thereof by Executive, subject to the provisions hereof; provided that if Executive has commenced an expedited arbitration in the manner prescribed below within fifteen (15) days after his receipt of the Cause Termination Notice, disputing the Company’s right under this Agreement to so terminate for Cause, Executive shall not be deemed to have been terminated for Cause unless and until the Arbitrator shall thereafter have determined that Executive was properly terminated for Cause in accordance with the provisions hereof; and provided, further that the Company may suspend Executive (A) with pay, at any time after any indictment of Executive for a criminal offense constituting a felony or after the giving of the Preliminary Cause Notice, and (B) without pay, at any time after the giving of the Cause Termination Notice, except that any payments not so made shall be made within three (3) business days after the Arbitrator shall have made a determination that Executive was terminated other than in compliance with the foregoing provisions relating to termination for Cause. If Executive or his representative fails to file a demand for arbitration with the AAA and pay the requisite fees pursuant to Rule 4 of the National Rules within fifteen (15) days of his receipt of a Cause Termination Notice from the Board, and diligently pursue such proceeding in accordance with the procedures set forth in Section 5.04 hereof, such termination shall be conclusively presumed to have been for Cause.

If the Arbitrator declines to rule that Executive was terminated for Cause, Executive shall be treated as having been terminated without Cause and Executive shall have the rights provided under Section 3.02 below and provided elsewhere in this Agreement with respect to a termination without Cause. In addition, Executive shall be entitled to receive reimbursement of his reasonable attorney’s fees and expenses incurred in connection with such dispute.

For all purposes of this Agreement, “Good Reason” and “Cause” shall have the applicable defined meaning as set forth above in this Section 3.01.

Any termination of Executive’s employment by the Company shall, if requested by a majority of the members of the Board then in office, require that Executive resign all other positions (including as director) he may then be holding with the Company or any of its subsidiaries.

Section 3.02 Severance Package.

(a) Termination Without Cause or For Good Reason; Nonrenewal. In the event Executive’s employment under this Agreement is terminated during the Term (i) by the Company other than for Cause, (ii) by Executive for Good Reason, or (iii) the Company elects not to renew the Agreement by providing a Non-Renewal Notice to Executive in accordance with Section 1.03, then, as and for a severance package (“Severance Package”), Executive shall, subject only to the delays permitted by Section 3.01 for arbitration and Sections 3.02 and 5.02 for Section 409A purposes, and Executive’s signing and not revoking a reasonable separation agreement and mutual release of claims (which release shall not require the Company to release Executive from any claims based on fraud, intentional misconduct or breach of fiduciary duty), receive the following: (i) in the event that Executive’s employment is terminated on or prior to the twelve (12) month anniversary of the Commencement Date (the “First Severance Day”), Executive shall receive one hundred fifty percent (150%) of the aggregate of (x) Executive’s annual Base Salary for the year in which such termination occurs, and (y) the maximum amount of any Incentive Payment payable to Executive for the year in which such termination occurs under the Incentive Compensation Program applicable to Executive; and (ii) in the event that Executive’s employment is terminated after the First Severance Day, Executive shall receive one hundred twenty-five percent (125%) of the aggregate of (x) Executive’s annual Base Salary for the year in which such termination occurs, and (y) the amount (which amount shall be annualized if such amount was prorated due to less than a full year of service) of the Incentive Payment paid to Executive with respect to the calendar year ended immediately prior to the calendar year during which such termination of employment occurs. Such amount shall be paid ratably in accordance with the Company’s normal salary payment schedule for senior management (but not less frequently than monthly) (i) over fifteen (15) months if such applicable termination occurred subsequent to the First Severance Day and (ii) over eighteen (18) months if such applicable termination occurred on or prior to the First Severance Day. During such fifteen (15) or eighteen (18) month period, as applicable, the Company shall also provide to Executive Company-paid medical insurance benefits available to other senior executives of the Company, all costs of which shall be paid by the Company (and thereafter any COBRA rights available to Executive shall be paid by Executive).

(b) Termination Without Cause or For Good Reason Within 12 Months Following a Change in Control. In the event Executive’s employment under this Agreement is terminated during the Term (i) by the Company other than for Cause or (ii) by Executive for Good Reason, and such termination occurs within twelve (12) months following a Change in Control, then in lieu of the Severance Package provided in Section 3.02(a), the Executive shall, subject only to the delays permitted by Section 3.01 for arbitration and Sections 3.02 and 5.02 for Section 409A purposes, and Executive’s signing and not revoking a reasonable separation agreement and mutual release of claims (which release shall not require the Company to release Executive from any claims based on fraud, intentional misconduct or breach of fiduciary duty), receive the following: (i) one hundred fifty percent (150%) of the aggregate of (x) Executive’s annual Base Salary for the year in which such termination occurs, and (y) the amount (which amount shall be annualized if such amount was prorated due to less than a full year of service) of the Incentive Payment paid to Executive with respect to the calendar year ended immediately prior to the calendar year during which such termination of employment occurs and (ii) full accelerated vesting of all Executive’s then outstanding unvested stock options, restricted stock and other equity incentive awards. Cash severance will be paid shall be paid ratably in accordance with the Company’s normal salary payment schedule for senior management (but not less frequently than monthly) over eighteen (18) months. During such eighteen (18) month period, the Company shall also provide to Executive Company-paid medical insurance benefits available to other senior executives of the Company, all costs of which shall be paid by the Company (and thereafter any COBRA rights available to Executive shall be paid by Executive).

(c) If a corporate transaction which would constitute a Change in Control is agreed to during the pendency of an arbitration hereunder, the Company shall include appropriate provisions which will enable Executive to participate in such Change of Control event as if the arbitration were resolved favorably to Executive, but subject to such a favorable resolution.

(d) The parties agree that, except as may otherwise be provided under the Equity Incentive Plan or Exhibit A. the foregoing shall be Executive’s sole and exclusive monetary or other remedies under this Agreement by reason of termination by Executive for Good Reason or by the Company other than for Cause, it being agreed that as his actual damages under this Agreement would be difficult to measure or quantify and would be impracticable to determine, such amounts shall constitute liquidated damages under this Agreement for Executive by reason of such termination by Executive for Good Reason, or by reason of any termination by the Company other than for Cause hereunder. Such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures. The parties agree that the Company shall have no recourse whatsoever to any monetary remedy by reason of Executive’s termination of employment, other than for reimbursement of actual out-of-pocket damages actually suffered and incurred by the Company as a direct result of Executive’s termination for Cause hereunder (excluding the costs of identifying and/or hiring any replacement for Executive, or any attorneys’ fees or costs of investigation, which shall be borne solely by the Company), all of which are hereby waived; provided, however, that the foregoing limitation shall not apply to any claims the Company may have against Executive relating to tortious conduct by Executive which causes damage to the Company.

(e) Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s employment is terminated.

Section 3.03 Rights on Termination for Cause or Without Good Reason. No Severance Package shall be due or owing to Executive in the event that the Company shall duly terminate Executive’s employment for Cause or in the event that Executive shall terminate his employment with the Company for reasons other than Good Reason; provided, however, that Executive shall in all events be paid all accrued but unpaid Base Salary, earned but unpaid Incentive Compensation, reimbursable expenses and other benefits through the date of termination. In addition, in the event that the Company shall terminate Executive’s employment for Cause or in the event that Executive shall terminate his employment with the Company for reasons other than Good Reason, then except as provided in Section 2.04 above, the Equity Incentive Plan, or in the following two sentences, all unvested Options or unvested restricted stock then held by Executive, if any, shall automatically be forfeited (subject, however, to any contrary determination of the Board in its sole discretion). No forfeiture of unvested Options or unvested restricted stock required hereby shall occur or be effective until fifteen (15,) days after the later of (A) the conclusion of any arbitration proceeding or further proceeding contemplated by Section 3.01 hereof or (B) if no arbitration proceeding is commenced, until the time for commencing such a proceeding has lapsed (the later of such dates being referred to herein as the “Forfeiture Date”), but, except as otherwise provided in Section 2.04 above or in the relevant Option plan or restricted stock agreements) governing the terms thereof, no additional service-based or time-based vesting shall occur with respect to any such Options following the date Executive’s employment is deemed terminated under Section 3.01 hereof. It is expressly agreed that Executive may exercise vested Options at any time prior to the Forfeiture Date. In all other respects, the terms of the grant of any such Options shall govern.

ARTICLE IV

Confidential Information; Inducing Company Employees;

Non-Competition; Employee Agreement

Section 4.01 Confidential Information. Except in the course of Executive’s good faith performance of the duties and responsibilities of his employment with the Company, or as he may be required pursuant to any law or court order or similar process, at all times during the Term and thereafter, Executive shall hold in strictest confidence, and shall not use or to disclose to any person, firm or corporation, without written authorization of the Board of Directors of the Company, any confidential, proprietary, or trade secret information (“Confidential Information”) of the Company or any of its subsidiaries or affiliates. In the event of any dispute between Executive and the Company or between Executive or the Company and others, Executive shall cooperate with the Company as to redaction or other protective measures with respect to any unnecessary public disclosure of any such Confidential Information.

Section 4.02 Inducing of Company Employees. Except in the course of his employment with the Company, or with the prior written approval of the Board, Executive shall not at any time through the twelve (12) month period after the termination of his employment hereunder [eighteen (18) months after termination of his employment should such termination occur prior to the First Severance Day] in any way directly or indirectly hire away from the Company, attempt to hire away from the Company, or cause to be hired away from the Company any person or persons (other than Executive’s personal or executive assistants) who to Executive’s best knowledge was employed by the Company at any time during the period commencing six (6) months prior to such termination by the Company or its subsidiaries.

Section 4.03 Non-Competition. Except with the prior written approval of the Board, during the Term and for a period of twelve (12) months following any termination of Executive’s employment by the Company for Cause or by Executive other than for Good Reason [eighteen (18) months after such termination of his employment should such termination occur prior to the First Severance Day], Executive shall not directly or indirectly engage in (whether as an owner, partner, investor, consultant or otherwise) any business which offers powerline, coaxial cable, or twisted pair communication products or technology competitive with those offered by the Company at the date of such termination; provided, however, that this restriction shall not prevent Executive from: (i) serving as an employee or officer of any company having annual revenues of at least One Hundred Million ($100,000,000) Dollars if Executive’s responsibilities for such company relate to any power management or mixed signal analog business of such company, or of any of its subsidiaries or other affiliates, and Executive has no responsibility for, participation in or contribution to any business of such company, or of any of its subsidiaries or other affiliates, which offers powerline, coaxial cable or twisted pair communication products or any other technology or product that competes with those offered by the Company at the date of such termination of employment by the Company; or (ii) owning up to five percent (5%) of the outstanding voting stock of any publicly-traded company.

Section 4.04 Standard Employee Agreement. As a condition precedent to Executive’s employment hereunder, Executive shall execute and deliver to the Company on or before the Commencement Date the standard form employee agreement contained in Exhibit B to this Agreement. In the event that the terms or provisions of the standard form employee agreement contained in Exhibit B to this Agreement are in any construction interpreted as being in conflict with the provisions of this Agreement, the provisions of this Agreement shall be controlling.

ARTICLE V

Miscellaneous

Section 5.01 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company’s principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other for purposes of notice hereunder).

Copies of all notices given to Executive shall be sent to such person as Executive may designate by written notice to the Company.

Copies of all notices given to the Company shall be sent to:

Trevor J. Chaplick, Esq.

Proskauer Rose LLP

1001 Pennsylvania Avenue, NW

Suite 400 South

Washington, DC 20004-2523

All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile with confirmation of receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

Section 5.02 Assignment and Succession. The rights and obligations of the Company under this Agreement may not be assigned in whole or any part except in the case of a consolidation or merger with, or a transfer of all or substantially all of the assets of the Company to another entity which prior to the consummation of such combination transaction expressly assumes all of the Company’s obligations to Executive hereunder. No such assignment shall limit or restrict Executive’s right to terminate this Agreement for Good Reason, which right shall remain absolute, but the assignment of this Agreement in connection with such a combination transaction shall not, in and of itself, constitute Good Reason. Executive’s rights and obligations hereunder are personal and may not be assigned, provided, however, in the event of Executive’s death or permanent disability, Executive’s representative may exercise any unexercised Options, if any, to the extent permitted by the relevant Option plan agreement or this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, beneficiaries and/or legal representatives.

Section 5.03 Headings. The Article, Section, paragraph and subparagraph headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 5.04 Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein, be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the National Rules, subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule I of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):

(a) The Arbitrator shall be determined from a list of names of five (5) impartial arbitrators, each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA and chosen by Executive and the Company each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).

(b) The expenses of the arbitration shall be borne equally by each party and each party shall bear his or its own legal fees and expenses, except that the prevailing party shall be awarded his or its reasonable attorney’s fees and expenses with respect to such dispute.

(c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement, provided, however, that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

(d) The Arbitrator shall not have the power to add to or modify any of the terms or conditions of this Agreement The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provisions) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty (60) days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within ten (10) days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and, except as otherwise provided herein with respect to Existing Grants, in any subsequent arbitral or judicial proceedings between the parties.

(f) The arbitration shall take place in Orlando, Florida.

(g) The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party.

(j) Notwithstanding the dispute resolution procedures contained in this Section 5.04, either party may apply to any court sitting in Orange County, Florida (i) to enforce this Agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 5.04; or (v) in the case of the Company, to apply for temporary, preliminary or permanent injunctive or other equitable relief or damages arising out of Executive’s violation or alleged violation of any provision of Article IV hereof.

Section 5.05 Invalidity. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

Section 5.06 Waivers. No omission or delay by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof- or the exercise of any other right, power or privilege.

Section 5.07 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 5.08 Entire Agreement. Except as otherwise provided or referred to herein, this Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be amended, except by a written instrument hereafter signed by each of the parties hereto

Section 5.09 Interpretation. The parties hereto acknowledge and agree that each party and its or his counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its drafting. Accordingly, (a) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (b) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement. Except where the context requires otherwise, all references herein to Sections, paragraphs and clauses shall be deemed to be reference to Sections, paragraphs and clauses of this Agreement. The words “include”, “including” and “includes” shall be deemed in each case to be followed by the phrase “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 5.10 Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the internal laws of the State of Florida without reference to principles of conflict of laws.

Section 5.11 Indemnification. In addition to any additional benefits provided under applicable state law to Executive as a director and officer of the Company, Executive shall be entitled to the benefits of: (a) those provisions of the Restated Articles of Incorporation and By-Laws of the Company, as amended, which provide for indemnification of directors and officers of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as a director or officer of the Company), and (b) any Indemnification Agreement between the Company and Executive.

The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section is intended to protect and indemnify him against.

The Company shall, at no cost to Executive, use its best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage of all directors and officers of the Company.

Section 5.12 Section 409A of the Internal Revenue Code. This Agreement is intended to be construed in a manner that avoids the imposition upon payments hereunder of interest and additional tax under Section 409A(a)(l)(B) of the Internal Revenue Code of 1986, as amended. Without limiting the scope of the previous sentence, with respect to any payment hereunder subject to Section 409A, distributions on account of a separation from service may not be made, other than as authorized by Section 3.02 of this Agreement, to Executive if he or she is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) before the date which is six (6) months after the date of the separation from service (or, if earlier, the date of death of Executive).

Section 5.13 Survival. The parties’ respective obligations under this Agreement which, by their nature, continue beyond the termination or expiration of this Agreement, are those contained in Sections 2.05, 2.07, 2.08, 3.01, 3.02, 3.03, 4.01, 4.02, 4.03, Article V and Exhibit A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the day and year first above written.

INTELLON CORPORATION

By:	/s/ Charles E. Harris
Name:	Charles E. Harris
Title:	Chairman and CEO
/s/ Rick E. Furtney
Rick E. Furtney

EXHIBIT A

to

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

between

INTELLON CORPORATION

and

RICK E. FURTNEY

Terms of Equity Incentive Grants

The terms of the Equity Incentive and Special Incentive grants of restricted Common Stock by the Company to Executive shall include the following:

1. Twenty-five (25%) percent of the shares of restricted Common Stock granted to Executive as the Initial Grant or any Subsequent Grant shall vest (i.e., all of the restrictions shall lapse) on the date of grant of such shares (provided, that Executive shall immediately transfer and return to the Company, without payment of any consideration by the Company, all such shares if prior to the one year anniversary of the Commencement Date, Executive resigns for other man Good Reason or is terminated for Cause, other than death or permanent disability such that he is unable to perform the essential functions of his position(s), with or without reasonable accommodation), and the remaining shares of restricted Common Stock granted to Executive as the Initial Grant and any Subsequent Grant shall vest quarterly in arrears over a period of four years commencing the effective date of the Initial Grant. In the event this Agreement provides for earlier vesting of any such shares of restricted Common Stock, such provisions of this Agreement shall govern. The vesting of all shares of Equity Incentive restricted Common Stock granted to Executive shall be subject to acceleration pursuant to Section 16 and Section 9(a) of the Equity Incentive Plan, as amended, and shall also be subject to the following special acceleration provisions with respect to the Equity Incentive: (i) full acceleration of any unvested shares of Equity Incentive restricted Common Stock in the event of a Change of Control defined in Section 2.05 of the Agreement; and (ii) full acceleration of any unvested shares of Equity Incentive restricted Common Stock in the event that Executive’s employment with the Company is terminated other than for Cause following consummation of an underwritten initial public offering of the Company’s equity securities.

2. All of the shares of restricted Common Stock granted to Executive as the Special Incentive shall vest (i.e., all of the restrictions shall lapse) only upon the consummation of a Change of Control as defined in Section 2.05 of the Agreement, or the consummation of an underwritten initial public offering of the Company’s equity securities (each, a “Special Incentive Trigger Event”), in either case in which, immediately upon the consummation of such Special Incentive Trigger Event (i) the fully-diluted per share valuation (calculated without including any dilution from shares of preferred stock issued as dividends upon conversion of preferred stock in an initial public offering) attributable to a share of preferred stock (or any security into which such share of preferred stock may be converted) originally issued in any private placement of at least $10 Million of the Company’s securities within nine (9) months immediately following the Commencement Date (other than any such financing issued primarily to fund an acquisition) is at least two (2) times the weighted-average original issuance price of such share of preferred stock in any such private placement, adjusted in each case for any intervening subdivision or combination of such share of preferred stock, or (ii) if no such private financing is completed during such nine (9) month period, the aggregate valuation of all of the Company’s outstanding equity securities is at least $330,000,000 on a fully-diluted basis. For purposes of this Section 2 of Exhibit A: (X) (i) marketable securities issued to the Company and/or its stockholders as consideration in a Change of Control as defined in Section 2.05 of the Agreement shall be valued at the closing price (or, if such securities are quoted on a bid-asked basis, at the average of the last bid and asked prices) at the end of regular trading on the last trading day prior to the effective time of the Change in Control, or if there does not then exist a current market for such securities they shall be valued in good faith by the Board and (ii) in the event of the consummation of an underwritten initial public offering of the Company’s equity securities, the marketable securities issued by the Company shall be valued at the closing price (or, if such securities are quoted on a bid-asked basis, at the average of the last bid and asked prices) at the end of regular trading on the first trading day of the securities to be offered in such underwritten initial public offering; and (Y) any securities for which there does not then exist a current market shall be valued in good faith by the Board. Notwithstanding any other provision of this Agreement or of the Equity Incentive Plan, the vesting of the shares of restricted Common Stock granted to Executive as the Special Incentive shall not be accelerated for any reason.

3. All restricted shares of Common Stock shall be granted to Executive at their fair market value on the date of issuance. Executive shall pay to the Company upon request any income taxes, unemployment tax, Medicare and FICA that may be required to be submitted by the Company to the Internal Revenue Service in connection with the grant of any shares of restricted Common Stock to Executive.

4. The fair market value of any shares of restricted Common Stock shall be as reasonably determined by the Board or its Compensation Committee, which fair market value, in the case of the Initial Grant and the Initial Special Grant, shall not exceed $0.22 per share.

EXHIBIT B

to

EMPLOYMENT AGREEMENT

between

INTELLON CORPORATION

and

RICK E. FURTNEY

Standard Employee Agreement

EMPLOYEE AGREEMENT

In consideration of my employment by INTELLON CORPORATION, a Delaware corporation (the “Company”) and of my compensation as an employee of the Company, I agree as follows:

1. I understand that during my employment by the Company I may have access to unpublished and otherwise confidential information (“Confidential Information”) both of a technical and non-technical nature, relating to the business of the Company, including information disclosed to the Company by others under agreements to hold such information confidential. I agree to observe all Company policies and procedures concerning such Confidential Information. I agree, except as authorized in writing by an executive officer of the Company, that I will not remove from the Company’s premises any of said Confidential Information, unless or until said Confidential Information may become a matter of public knowledge through no fault of mine. I further agree not to disclose or use, either during my employment or at any time thereafter, any Confidential Information unless authorized to do so by the Company in writing, except that I may disclose and use such information when necessary in the performance of my duties for the Company.

2. On termination of my employment with the Company for any reason, I will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, apparatus, drawings, blueprints, and any other material of the Company, including all materials pertaining to Confidential Information developed by me or others, and all copies of such materials, whether of a technical, business or fiscal nature, which are in possession or under my control.

3. I will promptly disclose to the Company any idea, invention, creative work, discovery or improvement, whether patentable or copyrightable or not, conceived or made by me alone or with others at any time during my employment. I understand that the Company owns any such idea, invention, discovery or improvement, whether patentable or copyrightable or not, conceived or made by me alone or with others at any time during my employment, and I hereby assign to the Company all rights I have or may acquire therein which the Company deems necessary. These obligations shall continue beyond the termination of my employment with respect to ideas, invention, discoveries and improvements conceived or made during my employment with the Company. I understand that the obligation to assign my inventions to the Company shall not apply to any invention which is developed entirely on my own time without using any of the Company’s equipment, supplies, facilities and/or trade secret information unless such invention relates in any way to the business or to the current or planned research or development of the Company.

4. I understand that I will not be obligated to assign any invention which may be wholly conceived by me after the termination of my employment, except that I will be so obligated if the invention involves utilization of Confidential Information. I also understand and agree that any idea, invention, discovery or improvement relating to the business of the Company or to the duties of my employment with the Company disclosed to third parties by me within one year after leaving the employ of the Company will be presumed to have been conceived or made during my employment with the company and shall belong to the Company, and if such is not the fact, that I will have the burden of proving such.

5. I further agree that the Company is the owner of the copyright in any work which I produce during my employment which was produced as one of the duties of my employment or otherwise for or on behalf of the Company during the period of my employment. I agree to execute any and all applications, assignments and other instruments relating to such copyrights which the Company deems necessary.

6. I will not assert any rights to any invention, discovery, idea or improvement, or any rights to copyright in any work relating to the business of the Company, as having been made or acquired by me prior to my employment by the Company, except for the matters, if any, described in Appendix A attached to this Agreement.

7. At the Company’s request and expense, I agree to assist in protecting the Company’s rights in any idea, discovery, invention, improvement or copyright owned by or to be assigned to the Company pursuant to this Agreement.

8. If the Company does not wish to retain ownership of any such idea, discovery, invention or improvement, or copyright, and I wish to use or develop same for my own benefit, I will obtain the Company’s written permission before I do so.

9. I represent and warrant that my employment with the Company does not and will not breach any agreement of duty I have to anyone else, including any agreement or duty to keep in confidence confidential information belonging to others or any agreement or duty relating to invention ownership or non-competition. I agree not to disclose to the Company or use in its behalf any confidential information belonging to others. I have not taken, without consent, any documents or other materials belonging to any prior employer. I represent and warrant that my employment with the Company will not conflict with any obligation of mine to any prior employee or person.

10. I agree that during the period of my employment with the Company and for a period of twelve months after termination of my employment with the Company for any reason other than if involuntary and without cause, I will not become employed with, or have any interest in, any other entity or business, whether presently existing or subsequently formed, which is engaged at this time or becomes engaged during the twelve month non-competition period, in the business of designing, developing, manufacturing or selling products that compete with those of the Company.

11. I agree that during the period that I am employed with the Company and for a period of twelve months after termination of my employment for any reason, I will not solicit for employment or employ on behalf of myself or any other person any individual who was an employee or the Company within 12 months prior to such solicitation of employment. During such twelve-month period, I also will not induce any employee or independent contractor of the Company to terminate such person’s employment or relationship with the Company, or anyone having a business relationship with the Company to terminate or curtail such relationship with the Company.

12. I understand that the Company may terminate my employment relationship for cause if I fail to comply with any of my obligations pursuant to this Agreement.

13. I understand that my employment with the Company requires that I devote my full business time, best efforts and business judgment to the advancement of the Company’s interests and to the discharge of my duties and responsibilities to the Company. I will not hold any other employment or business position without the prior written consent of the Chief Executive Officer of the Company.

14. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all oilier provisions shall nonetheless remain in full force and effect.

15. Either I, or the Company, may terminate the employment relationship at any time. All of my obligations under this Agreement will continue after such termination of employment.

16. This Agreement is for the benefit of the Company, its successors and assigns and is binding upon any assigns, executors, administrators and other legal representatives.

17. The laws of the State of Florida shall govern this Agreement and the sole venue for any action arising out of this Agreement shall be a state court located in Marion County, Florida, and I agree to be subject to the personal jurisdiction of such court through service by certified mail, postage prepaid, at my address set forth below.

Dated:	Employee:
	Address:	[ ]

Appendix A to Employee Agreement

I represent that I have indicated on this Appendix all matters referred to in Paragraph 6 of the attached Agreement in which I owned any right or interest prior to my employment with the Company. I agree that any such matters listed hi this Appendix are not subject to assignment under this Agreement.

Brief Description of Inventions and Copyrighted Works	Right, Title or Interest and Date Acquired